UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 10, 2014

AMERICAN TOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14195	65-0723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

(617) 375-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

On January 10, 2014, American Tower Corporation (the “Company”) completed a registered public offering of $250 million aggregate principal amount of its 3.40% senior unsecured notes due 2019 (the “Reopened 2019 Notes”) and $500 million aggregate principal amount of its 5.00% senior unsecured notes due 2024 (the “Reopened 2024 Notes” and, collectively with the Reopened 2019 Notes, the “Reopened Notes”). The Reopened 2019 Notes and the Reopened 2024 Notes were issued at an initial offering price of 102.940% and 102.458% per note, respectively and resulted in net proceeds to the Company of approximately $763.8 million (plus $13,120,833.34 of accrued interest), after deducting commissions and estimated expenses. The Company intends to use the net proceeds to repay existing indebtedness incurred under its $1.0 billion unsecured revolving credit facility entered into in January 2012, as amended, and its $2.0 billion unsecured revolving credit facility entered into in June 2013, as amended, which was used to fund acquisitions. The remainder of the proceeds, if any, will be used for general corporate purposes, including to repay other existing indebtedness.

The Company issued the Reopened Notes under an indenture dated as of May 23, 2013 (the “Base Indenture”), as supplemented by a supplemental indenture dated as of August 19, 2013 (“Supplemental Indenture No. 1” and, together with the Base Indenture, the “Indenture”), each between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The following description of the Indenture is a summary and is qualified in its entirety by reference to the detailed provisions of the Indenture.

The Reopened 2019 Notes will have identical terms, be fungible with and be part of a single series of senior debt securities with the $750 million principal amount of the 2019 notes issued on August 19, 2013, which will mature on February 15, 2019 and bear interest at a rate of 3.40% per annum. The Reopened 2024 Notes will have identical terms, be fungible with and be part of a single series of senior debt securities with the $500 million principal amount of the 2024 notes issued on August 19, 2013, which will mature on February 15, 2024 and bear interest at a rate of 5.00% per annum. Accrued and unpaid interest on the Reopened Notes will be payable in U.S. Dollars semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2014. Interest on the Reopened Notes will accrue from August 19, 2013 and will be computed on the basis of a 360-day year comprised of twelve 30-day months. The terms of the Indenture, among other things, limit the Company’s ability to merge, consolidate or sell assets and the Company’s and its subsidiaries’ abilities to incur liens. These covenants are subject to a number of exceptions, including that the Company and its subsidiaries may incur liens on assets, mortgages or other liens securing indebtedness, provided the aggregate amount of such liens shall not exceed 3.5x Adjusted EBITDA as defined in the Indenture.

The Company may redeem the Reopened Notes at any time at a redemption price equal to 100% of the principal amount, plus a make-whole premium, together with accrued interest to the redemption date. In addition, if the Company undergoes a Change of Control and Ratings Decline, each as defined in the Indenture, the Company may be required to repurchase all of the Reopened Notes at a purchase price equal to 101% of the principal amount of the Reopened Notes, plus accrued and unpaid interest (including additional interest, if any), up to but not including the repurchase date.

The Indenture provides that each of the following is an event of default (“Event of Default”): (i) default for 30 days in payment of any interest due with respect to the Reopened Notes; (ii) default in payment of principal or premium, if any, on the Reopened Notes when due, at maturity, upon any redemption, by declaration or otherwise; (iii) failure by the Company to comply with covenants in the Indenture or Reopened Notes for 90 days after receiving notice; and (iv) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries. If any Event of Default arising under clause (iv) above occurs, the principal amount and accrued and unpaid interest on all the outstanding Reopened Notes will become due and payable immediately without further action or notice.

If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding Reopened Notes may declare the entire principal amount on all the outstanding Reopened Notes to be due and payable immediately.

The foregoing is only a summary of certain provisions and is qualified in its entirety by the terms of the Base Indenture, as filed with the Securities and Exchange Commission (the “SEC”) on May 23, 2013 as an exhibit to the Company’s Registration Statement on Form S-3 (No. 333-188812) and Supplemental Indenture No. 1 by and between the Company and the Trustee, as filed with the SEC on August 19, 2013 as an exhibit to the Company’s Form 8-K.

On January 10, 2014, the Company issued a press release announcing that it had completed the issuance of the Reopened Notes. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

A copy of the opinion of Cleary Gottlieb Steen & Hamilton LLP relating to the legality of the issuance by the Company of the Reopened Notes is attached as Exhibit 5.1 hereto.

(d) Exhibits

Exhibit No.	Description

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP.

23.1	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1 hereto).

99.1	Press Release, dated January 10, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TOWER CORPORATION
(Registrant)

Date:	January 10, 2014	By:	/S/ THOMAS A. BARTLETT
Thomas A. Bartlett
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP.

23.1	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1 hereto).

99.1	Press Release, dated January 10, 2014.